Exhibt 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the "Agreement") is executed as of June 22, 2009 by and between Red Mile Entertainment, Inc. (“Red Mile”), on the one hand, and MTV Networks, a division of Viacom International Inc. (“MTVN”) on the other hand. Red Mile and MTVN, collectively, shall be referred to as the “Parties.”
RECITALS

WHEREAS, the Parties entered into a Merchandise License Agreement dated as of March 28, 2005, as amended from time to time (the “License Agreement”) pursuant to which License Agreement, MTVN granted to Red Mile a license to develop, manufacture and sell video game products based on MTVN’s property known as “Jackass” (the “Jackass Property”) for various gaming platforms;

WHEREAS, the Parties entered into a Game Development Agreement dated as of June 18, 2007, as amended from time to time (the “Development Agreement”) to develop a “Jackass” game for the Nintendo DS platform;

WHEREAS, on March 7, 2008 MTVN terminated the License Agreement and the Development Agreement;

WHEREAS, on or about March 23, 2009, Red Mile filed a complaint against MTVN in the Supreme Court of the State of New York, entitled Red Mile Entertainment, Inc. v. MTV Networks, a Division of Viacom International Inc., Index No. 09-600-888, alleging casues of action for breach of contract and intentional interference with contract (the “Complaint”);

WHEREAS, each party contends that it has been damaged by the conduct of the other in connection with the License Agreement, the Development Agreement and the Jackass Property (the “Dispute”);

WHEREAS, the Parties now desire to resolve all existing and potential claims, disputes, and causes of action that they have or may have against each other arising from or related to the Dispute in an amicable and business-oriented manner, without the necessity of further litigation or proceedings, in accordance with the terms set forth below;
WHEREAS, the Parties recognize and acknowledge that the execution of this Agreement will not be deemed to be an admission of any liability or wrongdoing whatsoever on the part of any party.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and mutual promises contained in this Agreement, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.     Payment

a. Within five (5) business days after (1) receipt by MTVN of IRS form W-9’s completed and executed by Red Mile and Bullivant Houser Bailey PC, and (2) execution of this Agreement by the Parties and their counsel, and (3) receipt by MTVN of written confirmation that the Conditions Precedent set forth in Paragraph 2a below have been satisfied, MTVN will pay or cause to be paid the sum of One Hundred One Thousand, One Hundred Eighty-One dollars and Thirty-Two cents ($131,181 .32) to Red Mile, as a lump sum payment in settlement of any claims based on, arising out of, relating to or in connection with the Dispute. The payment will be made to Red Mile by wire transfer, care of its counsel Bullivant Houser Bailey PC, pursuant to the wire instructions to be provided by Red Mile’s counsel.

b. All state and federal tax payments required to be paid on account of the consideration paid to Red Mile under this Agreement, care of its counsel, shall be the exclusive responsibility of Red Mile and Red Mile shall indemnify MTVN against all losses and liabilities arising from such tax obligations.

2.            Return of MTVN’s Property and Dismissal of Complaint

a.            Within three (3) days after execution of this agreement by the Parties and their counsel, Red Mile agrees to (1) return all MTVN Work Product; (2) return to MTVN all MTVN Confidential Information (as those terms are used in the License Agreement and the Distribution Agreement) provided to Red Mile; (3) cause to be transferred any and all domain names registered, owned or controlled by Red Mile that are associated with MTVN, “Jackass” and/or the Jackass Property (the “MTVN Domain Names”); (4) return all materials, artwork, programs, documentation, game codes, source codes or any other electronic or computer codes, data or programming, in any form or format, associated with the Jackass Property including, without limitation, any and all materials that Red Mile is obligated to return to MTVN pursuant to the License and Distribution Agreements (“Game Materials”); and (5) provide written notice to Prodigy Design Limited, d/b/a Sidhe Interactive (“Sidhe”), that, as of March 7, 2008, all contracts between Red Mile and MTVN regarding the Jackass Property were terminated, and that all rights that Red Mile had or has pursuant to its agreements with Sidhe, including Red Mile’s rights to game and source codes, and any other materials related to the Jackass Property (including, without limitation, all materials that Sidhe is obligated to provide to Red Mile pursuant to agreements between Red Mile and Sidhe (the “Sidhe Materials”)) have been transferred and assigned to MTVN, and that MTVN is the owner of all right, title and interest in and to the Sidhe Materials. The foregoing terms in this paragraph shall be conditions precedent (the “Conditions Precedent”) to payment by MTVN under Paragraphs 1a-b, above. Upon completion of the Conditions Precedent, counsel for Red Mile shall send written confirmation of said completion to counsel for MTVN. For purposes hereof, the Jackass Property, MTVN Confidential Information, MTVN Domain Names, Game Materials and Sidhe Materials are collectively referred to as the “MTVN Property.”

b. Red Mile hereby relinquishes, transfers and assigns to MTVN any and all purported and/or actual rights, title and interest throughout the universe (including, without limitation, copyright, trademark other intellectual property rights), if any, that Red Mile has, may have or may have acquired in the MTVN Property. Red Mile agrees that it shall not do anything to restrict, impair, encumber, alter, deprive or adversely affect MTVN's rights in the MTVN Property. Further, Red Mile agrees and acknowledges that MTVN shall have the sole and exclusive right to obtain, hold and renew, in its own name and for its own benefit, all applicable intellectual property right protections (e.g., patents, copyrights, service marks and trademarks, etc.) and all applications and registrations in and to the MTVN Property. Red Mile hereby irrevocably appoints MTVN as its attorney-in-fact, coupled with an interest, to execute and file any documents required to give effect to this Section 2 in Red Mile's name. Red Mile shall not, directly or indirectly, obtain or attempt to procure in its own name and for its own benefit any intellectual property right protections in and to the MTVN Property.

c. Within three (5) business days after receipt of payment from MTVN pursuant to Paragraph 1 a above, Red Mile shall file a dismissal of the Complaint in the Supreme Court of the State of New York, dismissing the entire Complaint, as to all parties, with prejudice.

3.    Mutual Release.

Except for the obligations set forth in this Agreement, each Party (on its own behalf and on behalf of its agents, affiliates, attorneys, creditors, heirs, executors, trustees, administrators, assigns, shareholders and successors-in-interest of any kind) hereby releases, remises, relieves and forever discharges the other Party and all of its respective past and present officers, directors, employees, former employees, agents, shareholders, subsidiaries, successors, assigns, personal representatives, predecessors, parent entities, related organizations, divisions, attorneys, and their respective heirs, executors, trustees, and administrators of and from all Released

Claims. As used herein, the term "Released Claims" means all claims, debts, liabilities, demands, judgments, accounts, obligations, promises, acts, agreements, costs, expenses (including but not limited to attorneys' fees), damages, actions and causes of actions, of any kind or nature that a Party now has or hereafter can have, known and unknown, based on, arising out of, relating to or in connection with any act, omission, statement, occurrence, obligation or condition existing as of or prior to the execution of this Agreement, including, without limitation, all claims based on, arising out of, relating to or in connection with the License Agreement, the Jackass Property, the MTVN Property, the Development Agreement, the Complaint and the Dispute.

4.    Waiver of Section 1542 of the California Civil Code.

The Parties acknowledge that they may subsequently learn of Claims which they may have and which are currently unknown to them, and that they may subsequently learn about facts or circumstances which are currently unknown to them or which are different from what they currently know or understand to be true. Nevertheless, it is the intention of the Parties that this Agreement shall be effective as a full and final release of every Claim released herein, whether known or unknown, whether suspected or unsuspected, or whether concealed or hidden from them. In furtherance of this intention, the Parties, and each of them, acknowledge that they have been advised by their respective counsel herein and are familiar with the provisions of section 1542 of the California Civil Code, which provides that:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties, being aware of said code section, expressly waive any rights they may have under said code section, as well as under any other statutes or common law principles of similar effect.

                5.     Costs.

Each Party shall bear its own attorneys' fees and costs arising out of or related to the Dispute and Claims released herein and no further claim shall be made therefor.

                                6.             Representations and Warranties.

a.     The Parties to this Agreement represent and warrant that they have not assigned to any third party any actual or potential Released Claim or any portion of any actual or potential Released Claim against any other Party to this Agreement.

b.  The Parties have carefully read and reviewed this Agreement and understand it fully, and the Parties have reviewed the terms of this Agreement with an attorney of the party's choice prior to executing this Agreement. The Parties specifically do not rely upon any statement, representation, legal opinion, accounting opinion or promise of any other Party or any person representing such other Party, in executing this Agreement or in making the settlement provided for herein, except as expressly stated in this Agreement.

c.  There have been and are no other agreements or understandings between the Parties relating to the matters settled or released in this Agreement, except as expressly stated herein.

d.  Each Party has made such an investigation of the law and the facts pertaining to this settlement and this Agreement and of all matters pertaining thereto as they deem necessary. This Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed freely by each Party executing this Agreement.

e.      This Agreement is the result of arms' length negotiation between the Parties, each of whom received the advice and assistance of their respective attorneys.

f.  The Parties to this Agreement agree that, absent and subject to an order from a court of competent jurisdiction or similar compulsion of law, such Party will not, either directly or indirectly, take any action which would interfere with the performance of this Agreement by any Party hereto, or which would adversely affect any of the rights provided for herein.

                                7.             Integration.

This Agreement constitutes a single integrated, written contract expressing the entire agreement of the Parties hereto relative to the subject matter hereof. No recitals, covenants, agreements, representations or warranties of any kind whatsoever have been made or have been relied upon by any party hereto, except as specifically set forth in this Agreement. All prior discussions and negotiations have been or are merged and integrated into, and are superseded by, this Agreement.

                                8.             Non-Admission of Liability.

The Parties understand and agree that liability for the aforementioned matters is disputed by the Parties released by this Agreement and that this Agreement is a compromise and shall not be construed as an admission of liability at any time or for any purpose.

9.            Construction of Agreement.
This Agreement has been jointly negotiated and drafted. This Agreement shall be construed as a whole according to its fair meaning. The language of this Agreement shall not be construed for or against any Party. No provision of this Agreement shall be construed against any Party by virtue of the activities of that Party or such Party's attorneys. The headings used in this Agreement are for reference only and shall not affect the construction of the Agreement.

                               10.   Severability

The Parties hereto covenant and agree that in the event that any provision of this Agreement should be held by a court of competent jurisdiction to be void, voidable, illegal or unenforceable in any respect, the remaining portions thereof and provisions hereof shall nevertheless remain in full force and effect as if such void, voidable, illegal or unenforceable provision had never been contained in this Agreement.

                               11.   Notice.

All demands, notices and communications under this Agreement shall be sent via overnight or hand delivery as follows (subject to the right of each party to change this notice designation by written notice to the other):

To Red Mile
Micah Jacobs, Esq.
Bullivant Houser Bailey PC 601 California St., Suite 1800 San Francisco, California 94108

With a copy to
Heather J. Windt, Esq.
MTV Networks
1515 Broadway
New York, New York 10036
To MTVN David E. Fink, Esq. White O'Connor Fink & Brenner LLP 10100 Santa Monica Blvd., Suite 2300 Los Angeles, California 90067

                                12.   Waiver.

No breach of any provision hereof can be waived unless in writing. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

13.            Enforcement And Governing Law.

Any dispute or controversy arising under this Agreement shall be governed under the laws of State of California. In the event of any action to enforce, or arising out of, this Agreement, the prevailing party shall recover his or its reasonable costs and expenses, including attorneys' fees, incurred therein.

                               14.            Admissibility.

This Agreement is admissible in any action to enforce any provision herein, pursuant to Section 1123 of the California Evidence Code.

15.          Execution in Counterparts.

This Agreement may be executed and delivered in two or more counterparts, each of which, including but not limited to pages transmitted by facsimile or electronic mail attachment, when so executed and delivered, shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties hereto each have approved and executed this Agreement effective as of the dates set forth below.

 DATED:      June 29      , 2009
Red Mile Entertainment, Inc.
By: /s/SimonPrice

Title: President

APPROVED AS TO FORM:

BULLIVANT HOUSER BAILEY PC
DATED:      July 1          , 2009

By  /s/ Micah Jacobs
MICAH JACOBS, ESQ.
Attorney for Red Mile Entertainment, Inc.

DATED:      June 29      , 2009
MTVN Networks, a division of
Viacom International Inc.
By: /s/ Robert Picunko

Title: Senior Vice President

WHITE O’CONNOR FINK BRENNER LLP
DATED:      July 1          , 2009

By  /s/ David E. Fink
DAVID E. FINK, ESQ.
Attorneys for MTV Networks,
a division of Viacom International Inc.